Exhibit 99.1

NEWS RELEASE

PARSLEY ENERGY ANNOUNCES THE APPOINTMENT OF DAVID DELL’OSSO AS EXECUTIVE VICE PRESIDENT-CHIEF OPERATING OFFICER

AUSTIN, Texas, September 26, 2018 – Parsley Energy, Inc. (NYSE: PE) (“Parsley” or the “Company”) today announced the appointment of David Dell’Osso as Executive Vice President—Chief Operating Officer, effective October 9, 2018. Mr. Dell’Osso will succeed Matt Gallagher, who will remain President of the Company until his previously announced appointment as President and Chief Executive Officer, which is expected to occur on January 1, 2019. Mr. Dell’Osso will assume responsibility for company-wide development, production, and engineering functions.

“We are pleased to add a leader of David’s caliber to the Parsley team,” said Gallagher. “David brings a wealth of experience in large-scale unconventional resource development and has a proven track record of operational and technical excellence. We are confident that he will help our teams build on the positive momentum we’ve established towards operational execution and excellence.”

“I am excited to join Parsley and contribute to the development of the company’s high-quality asset base,” said Mr. Dell’Osso. “I look forward to working closely with Matt and the rest of the team to deliver value for Parsley and its shareholders.”

Prior to joining Parsley, Mr. Dell’Osso was employed by Southwestern Energy Company (“Southwestern”), where for the last 13 years he served in a variety of positions of increasing responsibility, including, at the time of his departure, Senior Vice President & General Manager of the Northeast Appalachia Division. Other roles included management of exploration and production, midstream, and commercial teams. Mr. Dell’Osso earned a Bachelor of Science in Petroleum Engineering from the University of Texas at Austin and a Master of Business Administration from Rice University.

About Parsley Energy, Inc.

Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and natural gas reserves in the Permian Basin in West Texas. For more information, visit our website at www.parsleyenergy.com.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Parsley’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Parsley’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Parsley does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Parsley to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The risk factors and other factors noted in the Company’s SEC filings could cause actual results to differ materially from those contained in any forward-looking statement.

Investor Contacts:

Brad Smith, Ph.D., CFA

Senior Vice President, Corporate Strategy and Investor Relations

or

Kyle Rhodes

Director of Investor Relations

ir@parsleyenergy.com

(512) 505-5199

Media and Public Affairs Contacts:

Katharine McAden

Corporate Communications Manager

or

Kate Zaykowski

Corporate Communications Coordinator

media@parsleyenergy.com

(512) 220-7100

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